Exhibit 4.44

DATED 1st JUNE 2005

(1) BIOPROGRESS PLC

(2) CITADEL EQUITY FUND LTD.

SUPPLEMENTAL AGREEMENT

CONTENTS

1	DEFINITIONS	3

2	REPAYMENT AND CANCELLATION OF THE INITIAL LOAN NOTES	5

3	CONDITIONS	5

4	CLOSING	6

5	WARRANTIES, UNDERTAKINGS AND ACKNOWLEDGEMENT	6

6	MISCELLANEOUS	9

THIS AGREEMENT is made on 1st June 2005

BETWEEN:

(1)	BIOPROGRESS PLC, a company registered in England and Wales (registration number 4617139) whose registered office is at Hostmoor Avenue, March Industrial Estate, March, Cambridgeshire PE15 0AX (the “Company”); and

(2)	CITADEL EQUITY FUND LTD., a company incorporated in the Cayman Islands with its registered office at Ugland House, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British West Indies (“Citadel”), of c/o Citadel Limited Partnership, 131 South Dearborn St., Chicago, Illinois 60603, U.S.A.

WHEREAS

(A)	Pursuant to the Subscription Agreement dated 30 September 2004 and made between (1) the Company (2) Citadel and (3) Collins Stewart Limited (the “Subscription Agreement”) Citadel subscribed for and is at the date hereof the registered holder of an aggregate principal amount of the £5 million of the 4% Convertible Unsecured Loan Notes 2009 issued by the Company (the “Initial Loan Notes”) and constituted by the Loan Note Instrument.

(B)	The Company and Citadel have agreed that Citadel will surrender and transfer the Initial Loan Notes to the Company and, as regards themselves and the Company, terminate the Subscription Agreement on the terms set out in this Agreement.

IT IS AGREED:

1	DEFINITIONS

1.1	The following terms used in this Agreement shall, unless the context otherwise requires bear the following meanings:-

“AIM” a market operated by the London Stock Exchange;

“Announcement” the issue by the Company to an RNS of an announcement setting out the conclusions of its strategic review;

“Bloomberg” Bloomberg Financial Markets;

“Business Day” a day (except Saturday or Sunday) on which banks in the City of London are open for business;

“Buy-Back Announcement” the issue by the Company to an RNS of an announcement regarding the transaction contemplated by this Agreement;

“Cash Consideration” shall have the meaning given in clause 2.2(a) of this Agreement;

“Citadel Investment Group (Europe)” means Citadel Investment Group (Europe) Limited of 10th Floor, 2 George Yard, Lombard Street, London EC3V 9DH;

“Closing Date” shall have the meaning given in clause 4.1 of this Agreement;

“Company’s Solicitors” Dechert LLP of 2 Serjeants’ Inn, London EC4Y 1LT;

“Disrupted Day” any Business Day on which AIM fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred;

“Initial Loan Notes” shall have the meaning given in the recitals to this Agreement;

“Listing” the admission to trading on AIM or other relevant recognised investment exchange approved by Citadel (such approval not to be unreasonably withheld) and “List” and “Listed” shall be construed accordingly;

“Market Disruption Event” the occurrence or existence of any material suspension or limitation imposed on trading by AIM and whether by reason of movements in price exceeding limits permitted by AIM or otherwise (i) relating to the Ordinary Shares of the Company on AIM or (ii) in futures or options contracts relating to the Ordinary Shares of the Company on AIM;

“the Consideration Shares” shall have the meaning given in clause 2.2(b) of this Agreement;

“the Issue Price” 97% of the Volume Weighted Average Price of the Ordinary Shares of the Company as reported by Bloomberg through its VWAP function at close of business on the date of the Announcement or, if the date of the Announcement is a Disrupted Day, on the first succeeding Business Day that is not a Disrupted Day being in any event not more than 50p and not less than 30p;

“the Loan Note Instrument” the Convertible Loan Note Instrument entered into by the Company dated 6 October 2004;

“the Subscription Agreement” shall have the meaning given in the recitals to this agreement;

“Volume Weighted Average Price” the price calculated by adding up the value (in pence) traded for every transaction in the Ordinary Shares of the Company on the relevant day (price in pence multiplied by number of Ordinary Shares traded) and then dividing it by the total number of Ordinary Shares traded on the relevant day to obtain a price in pence.

1.2	All terms used in this Agreement which are defined in the Subscription Agreement shall, unless otherwise expressly defined in this Agreement, bear the same meaning as in the Subscription Agreement.

2	REPAYMENT AND CANCELLATION OF THE INITIAL LOAN NOTES

2.1	In consideration of the payment of the cash sum and the issue of the Consideration Shares in accordance with clause 2.2, Citadel shall surrender and transfer to the Company the Initial Loan Notes for cancellation which, subject to the other provisions of this Agreement, shall be in full and final settlement of all of the obligations of the Company in respect of the Initial Loan Notes.

2.2	The consideration for the surrender of the Initial Loan Notes shall be £3.3 million (pounds sterling) payable as follows:-

(a)	the payment in cash of £1.65 million (pounds sterling) or, if applicable, such greater amount as determined in accordance with the proviso below (the “Cash Consideration”); and

(b)	the unconditional allotment and issue to Citadel of such number of Ordinary Shares (credited as fully paid up) of the Company as at the Issue Price shall have an aggregate value of £1.65 million (pounds sterling) (the “Consideration Shares”), provided that if the number of Consideration Shares would otherwise exceed 9.9% of the aggregate number of Ordinary Shares of the Company in issue on the date of issue of the Consideration Shares or the number of Ordinary Shares of the Company which the directors of the Company are duly authorised to allot pursuant to s.80 and s.95 Companies Act 1985 (the “Authorised Shares”), whichever is the lesser, the Cash Consideration payable under Clause 2.2(a) will be increased, and the Consideration Shares to be issued under Clause 2.2(b) correspondingly reduced, to the extent necessary for the number of Consideration Shares to represent (i) 9.9% of the aggregate number of issued Ordinary Shares of the Company or (ii) the number of Authorised Shares, as the case may be such that, following such increase and decrease, the aggregate of the Cash Consideration and the Consideration Shares (based on the Issue Price) shall be equal to £3.3 million (pounds sterling).

3	CONDITIONS

This Agreement is conditional upon the London Stock Exchange admitting the Consideration Shares to trading on AIM (subject only to allotment) and the Company undertakes to apply for such admission on the date of this Agreement and to use all reasonable endeavours to obtain it as soon as reasonably practicable. The Company shall promptly notify Citadel upon such admission to trading being granted.

4	CLOSING

4.1	Closing shall take place not later than the second Business Day following the satisfaction of the Condition (the “Closing Date”) at the offices of the Company’s solicitors (or such other date and place as the parties may agree) when the following shall take place:

4.1.1	the Company shall:

(a)	transfer to such bank account of Citadel as Citadel shall have previously notified the Company, the Cash Consideration for value on the Closing Date;

(b)	allot and issue to Citadel the Consideration Shares (credited as fully paid up);

(c)	procure that Citadel is entered in the Company’s register of members as the legal owner of all of the Consideration Shares; and

(d)	deliver to Citadel Investment Group (Europe) on behalf of Citadel a share certificate in the name of Citadel in respect of all of the Consideration Shares.

4.1.2	Citadel shall deliver:

(a)	the certificate in respect of the Initial Loan Notes or in the absence of such certificate an indemnity in the form agreed between the Company and Citadel;

(b)	a transfer of the Initial Loan Notes in such form as the Company may reasonably require.

5	WARRANTIES, UNDERTAKINGS AND ACKNOWLEDGEMENT

5.1	Citadel warrants that it:

(a)	is the only legal and beneficial owner of the Initial Loan Notes and is entitled to surrender and transfer the Initial Loan Notes to the Company free from all liens charges encumbrances options or restrictions without the consent of any third party;

(b)	has full power and authority to enter into this agreement and the other documents to be executed in connection therewith all of which will constitute (or will when executed) constitute legal, valid and binding obligations on it enforceable in accordance with their respective terms;

(c)	is a non-U.S. person whose investment activities are managed on a discretionary basis by Citadel Limited Partnership, a professional fiduciary organized or incorporated in the U.S. (as defined in Rule 902(k)(2)(i) of Regulation S (“Regulation S”) of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”)) and, as such, is not a “U.S. person” for purposes of Regulation S;

(d)	understands that brokers and dealers in the United States may not have an available exemption under the U.S. Securities Act to trade the Consideration Shares during the 40-day period following their issue to Citadel;

(e)	will not reoffer, resell or transfer all or any portion of the Consideration Shares in violation of the U.S. Securities Act or any other applicable United States federal or state securities laws; and

(f)	confirms that this transaction is not part of a plan or scheme to evade the registration provisions of the U.S. Securities Act as set forth in Preliminary Note 2 to Regulation S.

5.2	The Company hereby represents and warrants to Citadel on the date of this Agreement and on the Closing Date (except that insofar as any warranty refers to a state of affairs as of a specific date, it is deemed to be given only as of such date) as follows :

(a)	The Company is duly incorporated and validly existing under the laws of England.

(b)	The Company has all requisite power and authority to execute, deliver and perform this Agreement, including the allotment and issue of the Consideration Shares and the payment of the Cash Consideration, having been duly authorised by the board of directors of the Company.

(c)	This Agreement has been duly executed and delivered by the Company, constitutes the legal, valid and binding obligations of the Company and is enforceable as to the Company in accordance with its terms.

(d)	The execution and delivery by the Company of this Agreement and the allotment and issue of the Consideration Shares and the payment of the Cash Consideration contemplated hereby do not and will not violate or conflict with (i) any agreement or other instrument to which the Company is a party, (ii) any law, rule, regulation, order, judgment or decree binding on the Company or (iii) the memorandum and articles of association of the Company.

(e)	When issued in accordance with the terms of this Agreement, the Consideration Shares will be duly authorised, validly issued and outstanding and fully paid and will be free of any pre-emptive rights, rights of first refusal, lock-up restrictions, restrictions on sale or transfer (except as otherwise described in Sections 5.1 (d) and (e) hereof as acknowledged and agreed to by Citadel) or any liens or other encumbrances, will be issued in compliance with all applicable securities laws and will carry the same rights (including, without limitation, as to dividends) as all other shares of the same class.

(f)	the Company is not unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that Section in consequence of entering into this Agreement and the transactions contemplated hereby.

(g)	In the opinion of the board of directors of the Company (after due consideration of the transactions contemplated by this Agreement and the financial position of the Company), the transactions contemplated by this Agreement are in the best interests of the Company.

(h)	As at the date hereof, there is no “substantial U.S. market interest” (as defined in Rule 902(j)(1) of Regulation S) with respect to the equity securities of the Company.

(i)	Neither the Company, nor any of its affiliates, nor any other person acting on its behalf has made any “directed selling efforts” (as defined in Rule 902(c)(1) of Regulation S) in the United States with respect to the Consideration Shares offered hereunder in reliance on Regulation S.

(j)	The directors of the Company are duly authorised to allot at least 5,500,000 Ordinary Shares pursuant to s.80 and s.95 Companies Act 1985.

5.3	The Company will issue to an RNS the Buy-Back Announcement giving details of this Agreement immediately upon signing of this Agreement, the contents of which announcement shall have been previously approved in writing by Citadel.

5.4	The Company undertakes, so long as any other Ordinary Shares are Listed, to use its best endeavours to maintain the Listing of all Consideration Shares.

5.5	All representations, warranties and undertakings of the Company in this Agreement shall survive completion of the issue of the Consideration Shares and the payment of the Cash Consideration contemplated hereby.

5.6	Each of the Company and Citadel acknowledges and confirms that upon Closing in accordance with the terms of Clause 4 of this Agreement:-

(a)	the Initial Loan Notes shall be deemed to be cancelled;

(b)	the Subscription Agreement shall as between the Company and Citadel be deemed to be terminated so that upon such termination the Subscription Agreement and the Loan Note Instrument shall cease to have effect and in particular but without prejudice to the generality the Company shall have no obligation to issue the Additional Loan Notes.

5.7	The Company represents and warrants that it has not prior to the date hereof provided to Citadel any unpublished price sensitive information with respect to itself or its Ordinary Shares and neither it nor any of its representatives or agents has provided Citadel or any of its representatives or agents identified to or known by the Company with any such information.

5.8

To the extent that the Company is in possession of unpublished price sensitive information (“the UPSI”) and provides such information to Citadel, its representatives or agents after the date hereof and prior to Closing, the Company undertakes to use all reasonable endeavours to issue to an RNS an announcement in respect of such matters (with the intention that such matters will no longer be unpublished price sensitive information) by not later than Wednesday 8th June 2005). If at any time the Company believes that the UPSI no longer constitutes unpublished price sensitive information (other than where an RNS announcement has been made), the Company will inform Citadel immediately.

6	MISCELLANEOUS

6.1	FURTHER ASSURANCE:

Each party shall do and perform, or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates instruments and documents as the other party may reasonably request in order to carry out the intent and completion of purposes of this Agreement and the completion of the transactions contemplated thereby.

6.2	GOVERNING LAW

This Agreement (together with all documents to be entered into pursuant to it) shall be governed by and construed and take effect in accordance with the laws of England. Each of Bioprogress and Citadel:

(a)	hereby irrevocably submits to the exclusive jurisdiction of the English courts for the purposes of any suit, action or proceeding arising out of or relating to this Agreement; and

(b)	hereby waives, and agrees not to assert in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceedings is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.

6.3	NOTICES

6.3.1	Any notice or other communication required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been received:

(a)	upon hand delivery (receipt acknowledged) or facsimile transmission (with transmission confirmation report) at the address or number designated below (if delivered on a business day prior to 5:30 p.m., local time, (where such notice is to be received) or the first Business Day following such delivery (if delivered other than on a Business Day prior to 5:30 p.m. local time, (where such notice is to be received); or

(b)	on the third Business Day following the date of posting by inland recorded delivery or following its delivery into the custody of a generally recognised internal courier service if sent overseas, in each case addressed in such address, or upon actual receipt, whichever shall first occur.

6.4	The address for such communications shall be:

(i)	as to the Company, at its registered office

(Fax Number: 44 (0) 1354 655 858, marked “for the attention of Dan Farrow” with a copy to Dechert (attention David Vogel) fax number 44 (0) 20 7353 3683); and

(ii)	as to Citadel, at the offices of Citadel Investment Group (Europe) (Fax Number: 44 (0)20 7645 9756, marked “for the attention of Rebecca Fuller” with a copy to John Fitzgerald, fax number 44 (0)20 7645 9701).

or, in each case, such other address in England and fax number as shall be notified in writing to each of the parties from time to time.

6.5	HEADINGS

The headings in this Agreement are for convenience only and shall be ignored in construing its terms.

EXECUTED by the parties

BIOPROGRESS PLC
Signed by:	/s/ Daniel Farrow

Name:	Daniel Farrow

In the presence of:	/s/ G. A. Godby

CITADEL EQUITY FUND LTD.
By:	Citadel Limited Partnership, its Portfolio Manager
By:	Citadel Investment Group, L.L.C, its General Partner

By:	/s/ Matthew Hinerfeld
Name:	MATTHEW HINERFELD
Title:	Managing Director and Deputy General Counsel
Duly authorised